Exhibit 10.1

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) executed this 2nd day of April, 2012, is between Rhino GP LLC (“Employer”) and Christopher I. Walton (“Employee”).

W I T N E S S E T H

WHEREAS Employee is currently employed by the Employer pursuant to an Employment Agreement dated as of December 11, 2009.

WHEREAS Employer desires to continue to employ Employee on the terms hereof, and Employee desires to commence employment with Employer on such terms; and

In consideration of the mutual covenants herein contained, the parties agree as follows:

1.                                      Prior Agreement; Assignment of Prior Agreement; Terms and Duties.  This Agreement amends, restates and supercedes the Prior Agreement.  Each of Employer and Employee acknowledge that the Prior Agreement was assigned and Employee’s employment transferred from Sands Hill Mining LLC to Rhino GP LLC on December 31, 2010 incident to the initial public offering of units in Rhino Resource Partners LP (the “Partnership”).  Commencing on the date hereof, the Employer shall employ the Employee as its Chief Operating Officer until April 30, 2015, unless sooner terminated as herein provided or extended by mutual agreement of the parties (the “Employment Term”), or in such other position, or with such other duties, as Employer may designate during the Employment Term.  In this capacity, Employee shall serve as the chief operations officer of the Partnership’s subsidiaries in all regions and shall report directly to Employer’s CEO.  Employee shall also serve as an officer of those subsidiaries of the Partnership that the Employer determines.  The Employee agrees to devote all of his business time and his best efforts to the business of Employer as may be necessary to perform his duties in accordance with the policies and budgets established from time to time by Employer.

During the Employment Term, the Employee will not have any other employment.  Employee shall be bound by, and agree to comply with, all policies, procedures, and employment conditions of Employer in effect from time to time applicable to its employees.

2.                                      Compensation.  For Employee’s services hereunder during the Employment Term, Employer shall pay to Employee a salary at the rate of Three Hundred Thousand Dollars ($300,000) per year, payable periodically in accordance with Employer’s usual executive payroll payment procedures. Employee is to receive increases of $15,000 per annum as of April 1st of each successive year under this agreement.

3.                                      Bonus & Equity Incentive Compensation.  Employee shall be eligible for an annual discretionary bonus of up to 40% of Employee’s base salary.  Such bonus shall commence with a bonus for calendar year 2012 and shall be determined and paid within 120 days of the end of each calendar year of the Employment Term. Employee shall also participate in any equity incentive compensation (e.g. “phantom unit” grants) applicable to Employer’s senior management group in such amounts, and on such terms, as Employer’s CEO, acting in consultation with Employer’s Compensation Committee, may decide in their sole and absolute discretion.

4.                                      Place of Employment. The Employee’s regular place of employment during the Employment Term shall be at or near the Employer’s offices in Lexington, Kentucky.

5.                                      Automobile.  Employer shall provide Employee with the use of a 4-wheel drive vehicle suitable for the intended duties of the Employee.  Employee’s use of such vehicle shall be subject to Employer’s company vehicle policies, as they may be modified, amended and supplemented at any time and from time to time.

6.                                      Travel; Expenses.  The Employee shall engage in such travel as may reasonably be required in connection with the performance of his duties. All reasonable travel and other expenses incurred by the Employee (in accordance with the policies and the budget of the Employer established from time to time) in carrying out his duties hereunder will be reimbursed by the Employer on presentation to it of expense accounts and appropriate documentation in accordance with the customary procedures of the Employer for reimbursement of employee expenses.

7.                                      Confidentiality; Competition.

(a)                                 The Employer possesses and will continue to possess confidential information to which the Employee may gain access. For the purposes hereof, all non-public information about the business and affairs of the Employer and its affiliates (including, without limitation, business plans, real and personal property leases, financial, engineering and marketing information and information about costs, mining and processing methods, suppliers and customers, including such information created by Employee and confidential information of others obtained by Employer pursuant to confidentiality agreements) constitute “Employer Confidential Information.” Employee acknowledges that he will have access to and knowledge of Employer Confidential Information, and that improper use or disclosure of same by the Employee during or after the Employment Term could cause serious injury to the business of the Employer.  Accordingly, the Employee agrees that he will forever keep secret and inviolate all Employer Confidential Information which comes into his possession, and that he will not use the same for his own private benefit, or directly or indirectly for the benefit of others, and that he will not disclose such Employer Confidential Information to any other person except as necessary in the proper pursuance of his duties.  It is recognized that the Employee may be compelled to disclose confidential information through various legal means, In which case,

Employee shall promptly notify Employer of such requirement in order to allow the Employeer to seek confidential treatment of this information.

(b)                                 The Employee agrees that during the Employment Term (and for a period of twelve (12) months following Employee’s voluntary resignation or termination with or without cause) the Employee will not engage (whether as an officer, director, partner, proprietor, member, shareholder, investor, associate, employee, consultant, adviser, public relations or advertising representative or otherwise), directly or indirectly, in the businesses of coal mining or coal marketing or in any hydrocarbon related businesses which the Partnership and its subsidiaries may engage in the following regions: Central Appalachia, Northern Appalachia, Illinois Basin, Western Colorado, Utah and any other region in which the Employer, the Partnership or any of their subsidiaries or affiliates conduct business. For purposes of the preceding sentence, the Employee shall be deemed to be engaged in any business with any person for whom he shall be an employee, officer, director, owner, employer, consultant, shareholder, member or partner.  During such period of non-competition, and for a period of six (6) months thereafter, Employee shall not directly or indirectly solicit, interview or make any decision or recommendation to hire or to retain as a consultant or advisor or in any other capacity, any current employee of Employer or any of its direct or indirect subsidiaries or affiliates, for himself, or for or to, any other person or entity.  Employee shall notify any subsequent employer of Employee of the foregoing agreement

(c)                                  The terms of this Agreement are intended to limit disclosure and competition by the Employee to the maximum extent permitted by law. If it shall be finally determined by any court of competent jurisdiction ruling on this Agreement that the scope or duration of any limitation contained in this paragraph 7 is too extensive to be legally enforceable, then the parties hereby agree that the scope and duration (not greater than that provided for herein) of such limitation shall be the maximum scope and duration which shall be legally enforceable and the Employee hereby consents to the enforcement of such limitation as so modified.

(d)                                 The Employee acknowledges that any violation by him of the provisions of this paragraph 7 could cause serious and irreparable harm and damage to the Employer.  He further acknowledges that it might not be possible to measure such damages in money and that Employer’s remedy at law for a breach or threatened reach of the provisions of paragraph 7 would be inadequate. Accordingly, the Employee agrees that, in the event of a breach or threatened breach by him of the provisions of this paragraph 7, the Employer may seek, in addition to any other rights or remedies, including money damages, an injunction or restraining order, restraining the Employee from doing or continuing to do or perform any acts constituting such breach or threatened breach. In the event Employer seeks an injunction or restraining order, Employee and Employer agree that Employer shall not be required to post a bond to obtain the necessary equitable relief.

8.                                      Indemnification.  Subject to the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), Employer shall indemnify and hold harmless Employee from and against any loss, cost, damage, expense, or liability incurred by Employee for any action taken or that was taken in connection with the Prior Agreement in the scope of Employee’s employment for the Employer, provided such action (i) is within the scope, duties, and authority of Employee, (ii) is not in willful violation of any law, regulation, or code of conduct adopted by the Employer, and (iii) does not constitute gross negligence or intentional misconduct by Employee, as finally determined by a court of competent jurisdiction.  The obligations of the Employer under this Section 8 shall survive the termination of this Agreement.  If there is any conflict between this Section 8 and the Company’s limited liability company agreement (or the corresponding charter documents of a successor employer as contemplated by Paragraph 12 below), the Company’s limited liability company agreement shall control, provided however, that no revision to the Company’s limited liability company agreement may effect any diminishment to the Company’s indemnification obligations hereunder as they exist on the date hereof.

9.                                      Benefits; Vacation. The Employer agrees to provide to the Employee the benefits available to all salaried employees generally, as modified from time to time.  Employee shall be entitled to three (3) weeks of vacation per year, plus any additional “personal” or “extra vacation” days off that are awarded to employees pursuant to Employer’s personnel policies, as they may be amended from time to time.  Unused vacation and additional time off may carry over to future years if approved in writing by Employer’s CEO.  Employer recognizes previously agreed carryover as specified in previous agreement.

10.                               Employee’s Representation Regarding Prior and Future Employment.  Employee hereby represents to the Employer that he has full lawful right and power to enter into this Agreement and carry out his duties hereunder, and that same will not constitute a breach of or default under any employment, confidentiality, non-competition or other agreement by which he may be bound. Further, Employee hereby represents to the Employer that he is not listed in the Office of Surface Mining’s Applicant Violator System database.  Employee further agrees to provide prompt notice to Employer of Employee’s first subsequent employment after ceasing to be an employee of Employer.

11.                               Termination for Cause, Employment at Will or Voluntary Resignation by Employee.  If Employee shall:

(a)                                 commit an act of dishonesty against the Employer or fraud upon the Employer; or

(b)                                 breach his obligations under this Agreement and fail to cure such breach within five (5) days after written notice thereof, or

(c)                                  be convicted of or plead guilty or nolo contendere to any felony or to any misdemeanor involving financial dishonesty or any other crime that would indicate that Employee is not capable of successfully performing his obligations under this Agreement; or

(d)                                 fail or neglect to diligently perform his duties hereunder as reasonably determined by Employer;

then, and in any such case, the Employer may terminate the employment of the Employee “for cause” hereunder.  In the event of termination “for cause” or voluntary resignation by Employee, the Employee shall no longer have any right to any of the benefits (including future salary or bonus payments) which would otherwise have accrued or been payable after such termination.  However, in the event of a termination by Employer of the employment of the Employee other than “for cause”, the Employer shall (i) pay to the Employee a severance payment equal to twelve (12) months of Employee’s base salary then in effect, plus (ii) continue Employee’s family health insurance coverage under Employer’s group plan, at the same premium cost to Employee as was in effect on the date of termination, until the earlier of (x) twelve (12) months following such termination other than “for cause,” or (y) the date Employee is covered under a health insurance policy through a subsequent employer.

12.                               Successors.  The rights, benefits, duties and obligations under this Agreement shall inure to and be binding upon the Employer, its successors and assigns and upon the Employee and his legal representatives, legatees and heirs. It is specifically understood, however, that this Agreement may not be transferred or assigned by the Employee. The Employer may assign any of its rights and obligations hereunder to any subsidiary or affiliate of the Employer, or to a successor or survivor resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, on condition that the assignee shall assume all of the Employer’s obligations hereunder and it is agreed that such successor or surviving corporation shall continue to be obligated to perform the provisions of this Agreement.

13.                               Waiver of Breach.  The failure of either party to insist upon the strict performance of any of the terms, conditions, and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and said terms, conditions, and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of the Employer shall be effective for any purposes whatsoever unless such waiver is in writing by Employer’s CEO.

14.                               Amendments.  No amendment or variation of the terms and conditions of this Agreement nor any waiver of any rights hereunder shall be made unless the terms of such amendment are in writing and-duly executed by Employee and Employer’s CEO and such amendment specifically states it is the intent to amend this Agreement.

15.                               Entire Agreement; Survival.  This Agreement constitutes the complete and entire agreement governing the terms and conditions of the employment relationship between the parties and supersedes any and all prior agreements or understandings. Both Employee and Employer acknowledge and agree that there are no oral or written understandings concerning the Employee’s employment by Employer outside of this Agreement.  The terms of this Agreement shall survive the termination or expiration of this Agreement and the conclusion of the Employment Term.

16.                               Governing Law.  This Agreement shall be construed and enforced pursuant to the laws of the Commonwealth of Kentucky, including matters of law relating to the choice of law.  Employee hereby consents to the jurisdiction of the courts of the Commonwealth of Kentucky, including the Fayette County, Kentucky Circuit Court and hereby waives any objection to venue of any action brought in said court.

17.                               Counterparts.  This Agreement, as executed separately by the individual parties, shall be deemed to be an original, but all of which together shall constitute one document.

18.                               Confidential Terms.  Employee agrees to maintain as confidential the terms and conditions of this Agreement, provided however Employee may disclose the terms of this agreement to his legal counsel, and accountant or tax preparer, or as may be otherwise required by law.

19.                               JURY TRIAL WAIVER.  EMPLOYEE HEREBY VOLUNTARILY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH REGARD TO ANY ACTION ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE EMPLOYMENT OF THE EMPLOYEE BY THE EMPLOYER.

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SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

RHINO GP LLC

By:	/s/ David G. Zatazelo
David G. Zatezalo, CEO

EMPLOYEE:

/s/ Christopher I. Walton
Christopher I. Walton

SIGNATURE PAGE TO CHRISTOPER I. WALTON EMPLOYMENT AGREEMENT